Exhibit 21.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of our report dated, January 28, 1999, on our audits of the consolidated financial statements of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries; specifically the statements of operations, changes in stockholders’ equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998.

Schuhalter, Coughlin & Suozzo, L.L.C.
(successor to Schuhalter, Coughlin & Suozzo, PC)
Staten Island, New York

October 7, 2011